Exhibit 10.1

AGREEMENT

This Agreement is entered into between Uranium Resources, Inc. (the “Company” or “URI”) and David N. Clark (the “Executive”) effective September 3, 2009.  The Company and the Executive are referred to in this Agreement together as the “Parties” or individually as a “Party.”

RECITALS

A.        Executive is the President and Chief Executive Officer and a Director of the Company.

B.        Executive has indicated his desire to retire from the Company and requested the Board of Directors to find a suitable replacement.

C.        The Board of Directors has identified a suitable replacement and, simultaneously with Executive’s resignation of his positions, the Board is electing a new President and Chief Executive Officer and a Director of the Company.

D.        Simultaneously herewith the Executive is resigning as President, Chief Executive Officer and Director of the Company.

E.        The Parties desire to enter into this Agreement to state the terms of the Executive’s resignation.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.  RESIGNATION.  Executive hereby resigns as President, Chief Executive Officer and Director of the Company effective 6:00 a.m. September 3, 2009.

2.  STOCK OPTIONS; RESTRICTED STOCK AND MEDICAL AND OTHER BENEFITS.  The Board of Directors and Compensation Committee of the Company’s Board of Directors has approved the following enhancements of Executive’s stock options and grants of restricted stock:

a.  The termination date for the exercise of stock options covering 57,500 shares of URI common stock granted under the Company’s 2004 Stock Incentive Plan at an exercise price of $2.97 per share to Executive on October 3, 2006 has been extended to September 3, 2011.

b.  The termination date for the exercise of stock options covering 742,500 shares of URI common stock granted under the Company’s 2004 Stock Incentive Plan at an exercise price of $2.97 per share to Executive on October 3, 2006 has been extended to September 3, 2011.

c.  The stock option covering 50,000 shares of URI common stock granted under the 2004 Director's Stock Option Plan at an exercise price of $5.13 per share to Executive on June 6, 2006 has been fully vested and the termination date for the exercise of such option has been extended to September 3, 2011.

d.  The vesting dated for the following shares of restricted stock issued to the Executive was accelerated such that all such shares are fully vested and fully earned on the date hereof:

(i)  43,902 shares issued on January 2, 2009;

(ii)  50,467 shares issued on April 1, 2009; and

(iii) 21,259 shares issued on July 1, 2009.

e.  Continued Salary.  The Company will continue making payments of Executive’s salary in accordance with normal payroll practices through December 2, 2009.

f.  Payment for Accrued Vacation.  The Company will pay Executive for 28 days of accrued vacation.

g.  Reports and Withholdings. The Parties each agree to make all necessary and usual reports and withholdings to the Internal Revenue Service, state taxing authorities, similar agencies and the Securities and Exchange Commission (including Company filings on Form 8-K).  The Parties agree to cooperate with one another to ensure that all reports and withholdings resulting from this Agreement are properly made and performed consistent with their respective intentions.

h.  Health and Dental Insurance Benefits.  After the effective date of this Agreement and through March 3, 2010, the Executive will participate at the Company's sole expense in the Company's health and dental insurance plan with benefits equivalent to those that would have been available to the Executive if the Executive had remained employed with the Company in the position the Executive held on September 2, 2009. At such time, the Executive will become eligible to continue said insurance coverage on an elective basis as permitted by, and subject to, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Company shall not charge any administrative fees should the Executive determine to continue his insurance coverage under COBRA.

i.  No Payment or Employee Benefit. The Company shall provide to the Executive only the benefits expressly stated in this Agreement.

3.  CONSULTING SERVICES.

a.  For a six-month period ending March 3, 2010, Executive agrees to provide consulting services with respect to matters as shall be reasonably requested from time to time by the chief executive officer of the Company (but in no event in excess of 40 hours per month), including matters related to (i) transition of his duties and responsibilities as the Company's chief executive officer to his successor, (ii) strategic acquisitions, dispositions, capital raising activities and major financings; (iii) compensation matters; and (iv) business strategy planning.  The Company will promptly reimburse Executive for all reasonable and necessary expenses incurred in the performance of the consulting services described in this Agreement.  Executive shall provide the consulting services described in this Agreement from his home and during regular business hours.  Subject to the exceptions set forth in Section 7 hereof, Executive agrees that he shall treat confidentially any material, non-public information, trade secrets, or proprietary data of the Company that he obtains during the course of performing his consulting services under this Agreement.  Notwithstanding the Executive’s agreement to provide consulting services hereunder, the Executive may engage in such other business activities as he in his sole discretion may determine (including, but not limited to, on behalf of entities which are or may become competitors with the Company).

4.  EXECUTIVE’S RELEASE OF THE COMPANY.

a.  General Release.  The Executive, on behalf of himself, his heirs, administrators, executors, personal representatives, successors, and assigns, forever releases and discharges the Company and each of the Company’s directors, officers, shareholders, parents, predecessors, successors, assigns, agents, employees, attorneys, and representatives from (i) any and all claims and causes of action arising before the effective date of this Agreement, whether known or unknown, and including, but not limited to, all claims arising out of the Executive’s employment with the Company, his resignation from the Company, or relating to any act or omission of the Company, (ii) any and all agreements between Executive and the Company, which are hereby declared to be terminated and of no further force or effect, excluding only (A) this Agreement, (B) the stock options and other equity compensation awards referenced in this Agreement and (C) provisions under the Company’s certificate of incorporation, bylaws or in agreements with the Company which entitle Executive to be indemnified for matters relating to his serving as a director and/or officer of the Company.

b.  Specific Release of Statutory and Common Law Claims.  The Executive, on behalf of himself, his heirs, administrators, executors, personal representatives, successors, and assigns, specifically releases the Company, and each of the Company’s directors, officers, shareholders, parents, predecessors, successors, assigns, agents, employees, attorneys, and representatives, to the extent permitted by law from all claims arising under or in connection with the following federal and state laws, as amended, and all related regulations:  the Sarbanes-Oxley Act of 2002; Americans with Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964; Civil Rights Act of 1991; Civil Rights Acts of 1866 and 1871; 42 U.S.C. §§ 1981, 1982, 1983 and 1985; Equal Pay Act of 1963; Fair Labor Standards Act of 1938; Family and Medical Leave Act of 1993; National Labor Relations Act; Employee Retirement Income Security Act; Occupational Safety and Health Act of 1970; Rehabilitation Act of 1973; the Texas Commission on Human Rights Act; the Texas Labor Code, § 451; the Texas Government Code; and any common law or statutory claims for compensation, damages, tort, breach of express or implied employment contract, promissory estoppel, unjust enrichment, quantum meruit, breach of duty of good faith, discrimination, harassment, wrongful discharge, intentional and negligent infliction of emotional distress, outrageous conduct, defamation, invasion of privacy, intentional interference with contractual relations, and for any other damages or injuries incurred on the job, in relation to the Employee's employment or incurred as a result of loss of employment. Nothing contained in this Agreement will release or discharge the Company with respect to any right or claim that may arise as a result of this Agreement or after the effective date of this Agreement.

5.  COMPANY’S RELEASE OF EXECUTIVE. The Company, for itself and for anyone who has or who obtains legal rights or claims from the Company, releases and discharges the Executive and the Executive’s heirs, beneficiaries, successors, executors, administrators, assigns, agents, employees, attorneys and representatives from any and all claims and causes of action arising before the effective date of this Agreement, whether known or unknown, including, but not limited to, all claims arising out of the Executive’s employment with the Company or relating to any act or omission of the Executive.  Nothing contained in this Agreement will release or discharge the Executive with respect to any right or claim that may arise after the effective date of this Agreement.

6.  NO DISPARAGEMENT.  The Parties shall not disparage each other.

7.  PROTECTION OF TRADE SECRETS.  Executive understands and agrees:

a.  During the course of his employment with the Company, Executive had access to confidential information, including but not limited to, the Company's contracts, systems, procedures, budget grids, program resume, data bases, reporting manifests, manuals, confidential reports, client lists, pricing structure, methods, services, customer preferences, payments received by the Company, financial and personnel information relating to the Company, its shareholders, directors, officers, employees, customers, affiliates and suppliers, and other information that is not generally known to the public and which gives the Company an advantage over competition which do not know of or use the information (hereafter collectively referred to as the "Confidential Information and Materials").  The term “Confidential Information and Materials” shall not include information, documents or materials of the types listed above which: (i) become generally known to the public other than as a result of Executive’s breach of the terms of this Agreement; (ii) is developed by Executive after the date hereof without using any Confidential Information of the Company; or (iii) is disclosed to the Executive by a third party whom Executive reasonably believes is under no obligation to the Company.  Executive acknowledges that all Confidential Information and Materials to which he had access or which he learned during his employment were disclosed solely by virtue of his employment with the Company and solely for the purpose of assisting in and performing his duties for the Company, and acknowledges that all of the Confidential Information and Materials was and shall be deemed a trade secret for a period of eighteen months following the date hereof.

b.  Upon his resignation from employment with the Company, Executive shall immediately return to the Company, and shall not use for any purpose whatsoever or disclose or retain, any of the Confidential Information and Materials.  Executive shall also not take with him any products or things embodying any Confidential Information and Materials or any original or copies thereof and shall delete or destroy from his personal computer any Company databases and records maintained thereon. Additionally, Executive shall not convey, transmit, communicate, transfer or sell to any person any of the Confidential Information and Materials by copies or otherwise.

c.  Executive does not believe such restriction to be an unreasonable restraint on any future employment by Executive.  Executive understands and agrees that the restrictions are necessary to provide the Company with protection for its Confidential Information and Materials.

d.  Executive hereby acknowledges that all of the Confidential Information and Materials are and shall continue to be the sole and exclusive proprietary property of the Company.

e.  After his resignation from employment, the Executive shall not, without the Company' prior written consent, disclose, directly or indirectly, to any person outside the Company, any Confidential Information and Materials except as may be required by law..

 f.  In the event of a breach or a threatened breach by Executive of this paragraph 7, the Company, in addition to all other remedies available, may, without notice to Executive, apply to any court of competent jurisdiction for the entry of an injunction restraining Executive from breaching the provisions of this paragraph 7.  The Parties agree that injunctive relief is a necessary remedy, in that any disclosure, misuse, or failure to return the Confidential Information and Materials will result in irreparable harm to the Company.  The Executive agrees the Company does not need to post a bond to obtain an injunction and waives the Employee's right to require such a bond.  Nothing contained in this provision shall be construed as prohibiting the Company from pursuing any legal remedies available to the Company for such breach of this Agreement, including the recovery of damages from the Executive.

8.  EXECUTIVE’S ACKNOWLEDGEMENT.  Executive has carefully read all of the covenants and restrictions herein and acknowledges that the Company has not forced, threatened or by any means intimidated him to sign this Agreement.  Executive acknowledges that he has been advised by the Company to and has consulted an attorney of his choice in reviewing this Agreement prior to signing.  Executive acknowledges and agrees that the covenants and restrictions herein are necessary for the proper protection of the Company' business.

9.  EXECUTIVE’S RETURN OF PROPERTY.  On the effective date of this Agreement, the Executive will return to the Company all its property in the Executive’s possession and control, including all keys, vehicles, portable computers, computer disks, documents, records, credit cards and calling cards.

10.  GENERAL PROVISIONS.

a.  Governing Law and Construction.  This Agreement will be governed by and construed in accordance with the laws of the State of Texas without reference to its conflict-of-laws principles.  This Agreement's final form resulted from review and negotiations among the parties and their attorneys, and no part of this Agreement should be construed against any party because of authorship.  No provision of this Agreement shall be construed against either Party on the basis of authorship.

b.  Forum for Dispute Resolution; Attorney’s Fees.  If any dispute arises among the parties concerning the interpretation or performance of any portion of this Agreement which the parties are unable to resolve themselves, and any party brings an action against any other party seeking a declaratory order, specific performance, damages or any other legal or equitable relief based on this Agreement, the parties agree that the forum for any such action shall be an appropriate federal or state court in Texas having jurisdiction, and further agree that the prevailing party in any such action, as determined by the court, shall be awarded its reasonable attorneys' fees and costs in addition to any relief or judgment the court awards.

c.  Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous oral or written communications, representations, understandings or agreements with respect thereto.  The terms of this Agreement may be modified only in writing, signed by authorized representatives of both parties.

d.  Severability.  If any provision of this Agreement is declared to be invalid, the parties agree that such invalidity will not affect the validity of the remaining provisions of this Agreement, and further agree, to the extent possible, to substitute for the invalid provision a valid provision that approximates the intent and economic effect of the invalid provision as closely as possible.

e.  Headings.  The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

 f.  Notices.  Whenever notice or demand under this Agreement is given to or made upon either party by the other party, such notice or demand may be given in writing, by depositing it in the United States mails, addressed to such party at its address as set forth below (or at such other address for a party as shall be specified by like notice), with postage thereon prepaid, and any notice or demand so mailed shall be deemed to have been given three days following the date it was mailed.

To Company:	Uranium Resources, Inc. 405 State Highway Bypass 121, Building A, Suite 110 Lewisville, TX 75067 Telephone: (972) 219-3330 Fax: (972) 219-3311

To Executive:	P.O. Box 1078 Woodbury, CT 06798

g.  Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument.

h.  Expenses.  Each of the parties hereto will pay its own fees and expenses, including its own counsel fees and accountants' fees, incurred in connection with the transactions contemplated by this Agreement.

i.  Further Assurances.  The parties agree to perform all acts and execute all supplementary instruments or documents which may be necessary or desirable to carry out the intent and provisions of this Agreement.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement effective as of the date and year set forth in the first paragraph of this agreement.

URANIUM RESOURCES, INC:		EXECUTIVE:

By:	/s/ Leland O. Erdahl	/s/ David N. Clark
	Leland O. Erdahl, Chairman Nominating	David N. Clark
Committee of the Board of Directors

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